EXHIBIT 10.3

2017-2019 Amerinac Holding Corp. Executive Bonus Plan

The bonus plan shall be subject to, and governed by, the terms of the Amerinac Holding Corp. 2017 Equity Incentive Plan (or a successor plan intended to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended).

Corporate Bonus and Individual Bonus

Each plan participant will have a bonus (the “Corporate Bonus”) based upon the growth in the Company’s Earnings before Taxes. For top executives, individual performance will be measured against goals established by the Compensation Committee at the beginning of each fiscal year. The Compensation Committee shall communicate to each plan participant his or her percentage of the bonus pool (the “Bonus Percentage”) at the beginning of each fiscal year, or upon hiring or promotion.

Corporate Bonus Funding

All Corporate Bonus awards will be funded from a bonus pool (“Corporate Bonus Pool”) to be determined as follows. Promptly following the end of the relevant fiscal year, the Company will determine the Company’s end of year Earnings before Taxes (“Yearly EBT”), to be certified by the Compensation Committee in accordance with GAAP. In the event Yearly EBT was negative for the immediate prior fiscal year, such amount shall be designated as the Roll-Forward Loss.

The Company will fund a Corporate Bonus Pool up to 20% of the excess, if any, of Yearly EBT minus the Threshold EBT minus any Roll-Forward Loss. For 2017, the Threshold EBT shall be $750,000. For 2018, the Threshold EBT shall be $1,250,000. For 2019, the Threshold EBT shall be $1,750,000.

No less than 60% of the Corporate Bonus Pool shall be in the form of newly issued restricted common stock, at the discretion of the Compensation Committee. For 2017, the restricted common stock shall be issued at $40 per share to the Corporate Bonus Pool. For 2018, the restricted common stock shall be issued at a price to be determined by the Compensation Committee per share to the Corporate Bonus Pool. For 2019, the restricted common stock shall be issued at price to be determined by the Compensation Committee per share to the Corporate Bonus Pool. When determining the price per share, the Compensation Committee shall use best efforts to determine the fair market value of the restricted stock per share at the time of share issuance.

1

Threshold Performance and High-Water Mark

Notwithstanding any provision of the is Plan, if the Yearly EBT is less than the Threshold EBT, then no Corporate Bonus shall be awarded for the fiscal year.

Corporate Bonus Distribution

If the Yearly EBT is above the Threshold EBT, then the name executive officers (NEOs) will, at the discretion of the Compensation Committee, each be awarded a Corporate Bonus up to the amount of (A) the executive’s Bonus Percentage times (C) the Corporate Bonus Pool. Top management shall make a recommendation to the Compensation Committee for the allocation of the bonus pool to the remaining plan participants, based upon its judgment of the relative contribution of each participant, including amounts that are not allocated and returned to the company. The Compensation Committee shall approve the amounts of each plan participant’s Corporate Bonus, if any, and authorize its payout.

Payouts, Deferrals, Grants and Vesting

For each plan participant, his or her Corporate Bonus shall be awarded as follows: (a) no less than 60% (subject to increase at the discretion of the Compensation Committee) of his or her Corporate Bonus paid in restricted common stock of the Company issued within 90 days of end of the fiscal year at the common stock per share price determined for the relevant fiscal year (the “Restricted Stock Bonus”) and (b) a cash amount, not to exceed 40% of his or her Corporate Bonus, paid within 90 days of the end of the fiscal year equal to his or her Corporate Bonus minus the Restricted Stock Bonus.

All cash payments or vesting of stock are subject to withholding and deductions as required by applicable laws.

2